Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI REPORTS FIRST QUARTER RESULTS

Tempe, AZ — May 6, 2003 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today reported its financial results for the first quarter ended March 31, 2003.

	Three Months ended March 31, 2003

		Litigation
	Pro forma	Expense(1)	Actual

Revenue	$33,741,989	$—	$33,741,989
EBITDA	12,181,276	64,440	12,116,836
Net Income	3,872,435	39,308	3,833,127
Diluted Earnings Per Share	$0.27	$—	$0.27

(1)	Litigation expense represents legal and other costs expensed during the period related to the defense of the Florida litigation (Nuko Holdings I, LLC v. Mobile Mini) and related litigation discussed herein. Pro forma results exclude litigation expense.

First Quarter 2003 (pro forma) vs. First Quarter 2002

•	Total revenues rose 14.8% to $33.7 million from $29.4 million;

•	Lease revenues rose 18.4% to $29.7 million from $25.1 million;

•	Lease revenues comprised 88.0% of total revenues, versus 85.4% in Q1 2002;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) rose 2.2%, to $12.2 million from $11.9 million;

•	Net income was $3.9 million or $0.27 per diluted share, up 4.3% and 8.0%, respectively from the prior year’s first quarter. The prior year’s first quarter included a charge for the early extinguishment of debt of $1.3 million before taxes ($0.8 million after taxes or $0.06 per diluted share).

Other First Quarter Highlights

•	Internal growth (the increase in leasing revenues at locations open one year or more) rose to 9.5%, compared to 4.2% in Q4 2002;

•	The average utilization rate was 75.5%, and the utilization level at March 31, 2003 exceeded the level at March 31, 2002 by 1.4%;

•	Pricing trends showed improvement over Q4 2002;

•	Revenue projections were met; increased fuel and freight costs caused the Company to fall slightly short of expected results;

•	Total containers on lease at the new branches comprising the Class of 2002 that were acquired via acquisition had risen 22.6% from the dates the various transactions closed last year to March 31, 2003.

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Mobile Mini News Release	Page 2
May 6, 2003

Business Overview
 Steven Bunger, Chairman, President & CEO stated, “While we met our revenue target for the first quarter thanks to a build up of containers on lease especially toward the end of the period, this followed a slower than expected fourth quarter of 2002 which had caused us to start 2003 at a lower than expected number of units on rent and a lower than expected revenue level. Fortunately, the shortfall at the start of the quarter was offset by a strong closing month. By the end of the first quarter, utilization was 1.4 percentage points above its level at the same time last year. Another favorable indicator was our internal growth rate, which rose to 9.5% for the first quarter of 2003, up from 4.2% in the final quarter of 2002. This was our strongest internal growth rate since the first quarter of 2002.”

Discussing key expense issues, Mr. Bunger noted, “During the first quarter we were subjected to sharp and unanticipated increases in fuel prices, primarily as a result of global events. This increase, which affected both the cost of fuel for our vehicles and the cost of outside freight, caused us to fall slightly short of our profitability expectations for the quarter.”

Mr. Bunger continued, “In addition, operating margins were impacted by our expansion last year into 11 new markets. New markets tend to have lower operating margins during the early years as we invest in Yellow Pages advertising and other marketing activities in order to achieve high levels of internal growth in the new markets in the future. In addition, as expected, operating margins were impacted by increases in insurance costs.”

Mr. Bunger further noted, “We are seeing a positive trend emerging in rental rates, particularly compared to the fourth quarter of 2002. In the current first quarter, average revenue per container on rent declined 1% compared to the same period last year, which is a marked improvement from the 3% decline in the fourth quarter of 2002 as compared to the fourth quarter of 2001. Then and now, our expansion into the Northeast is the major reason for the decline in average rental rates. At these new Mid Atlantic and New England branches, containers on lease are growing at a faster rate than at older branches, but regional rental rates along the Northeast corridor are slightly lower. Exclusive of the branches formed as a result of our 2002 acquisitions, our average yield at locations one year and older was unchanged.”

Mr. Bunger continued, “The weaker economy has slowed our historical growth rate, but we are indeed growing internally at a very respectable rate and we are gaining market share. We have every reason to believe that we are faring far better than our peers who are far more reliant on customers in the construction and mass retailing industries, the first being cyclical, and the latter being seasonal. We are able to limit our exposure to the economic fluctuations experienced by these industries because we offer highly differentiated products used by a much wider variety of businesses.”

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Mobile Mini News Release	Page 3
May 6, 2003

“Mobile Mini’s business model works best during periods of strong economic growth. Since most of our cost of rentals is fixed or semi-variable, Mobile Mini’s margins expand when containers on lease are at optimal levels and contract when they are not. Newer locations invariably produce lower operating margins until they build their containers on lease count. Historically, new branches are generally earnings neutral in the first year, but drive growth in lease revenue and earnings as they mature. The lower utilization levels and operating margins produced healthy, although lower returns on invested capital, as illustrated in the following table:”

	Operating Margin%
	(after corporate		After Tax Return on Invested
	allocation)		Capital (NOPLAT)
Year Branch	3 months ended March 31,		12 months ended March 31,
Established	2002	2003	2002	2003

Pre-1998	44.3%	38.7%	18.7%	15.1%
1998	39.3%	39.0%	15.9%	14.5%
1999	16.8%	16.2%	8.3%	6.9%
2000	16.6%	23.6%	7.1%	7.6%
2001	(6.2)%	12.4%	1.5%	5.1%
2002	8.3%	(11.4)%	1.0%	3.3%
All branches	33.4%	28.2%	14.3%	11.6%

Larry Trachtenberg, Mobile Mini’s Executive Vice President & CFO pointed out, “We are not far enough along in the year to have a clear picture of the direction of the economy and its impact on our business. March ended on a strong note and April was also a good month for us; and our earnings guidance of $1.51 per diluted share may be achievable if positive trends continue, particularly in the second half of 2003. In the absence of these conditions, given the higher expenses that we are experiencing, earnings in the range of $1.40 to $1.45 per diluted share would be more realistic. For the second quarter, we now expect earnings of $0.29 to $0.32 per diluted share.”

Mr. Trachtenberg noted, “We are in full compliance with all of the covenants of our credit agreement and are well along in discussions with our bankers about increasing our credit line. That, we are hopeful, will take place before the close of the second quarter. Our lenders’ appraiser is completing its valuation of our lease fleet, and has informed us that there has been virtually no change in value from last year’s appraisal.”

He concluded, “Since we generate most of our cash flow from operations in the second half of the year, we drew down $7.8 million in additional borrowings during the first quarter. These borrowings, together with cash flow from operations were used to refurbish units acquired last year and to add certain types of units to a number of locations to match supply with strong demand. This we feel is a judicious use of capital.”

Mobile Mini stated that there is nothing substantive to report with regard to its appeal on the Florida jury verdict finding against Mobile Mini and for Nuko Holdings, nor on the indemnification claim Mobile Mini is pursuing against A-1 Trailer Rental, the organization from whom it purchased portable storage assets in Florida in 2000. Mobile Mini continues to expense all litigation costs and other expenses related to these Florida litigation matters. Mobile Mini is not reasonably able to estimate the ultimate loss, if any, in connection with the litigation against Nuko, and while Mobile Mini continues to disclose the litigation and related expenses, it has not accrued a loss contingency in connection with these litigation matters, and such non-accrual is in accordance with applicable accounting principles.

Mobile Mini, Inc. News Release	Page 4
May 6, 2003

Conference Call
 Mobile Mini will host a conference call today, May 6th at 4:30 pm EDT to review financial results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 86,000 portable storage units and portable offices. The Company currently has 46 branches and operates in 26 states and one Canadian province. For two consecutive years, Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America and the Fortune Magazine (Small Business) list of the 100 Fastest-Growing Publicly Held Small Businesses in America. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and earnings estimates for 2003, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

—See Accompanying Tables -

Mobile Mini, Inc. News Release	Page 5
May 6, 2003

Mobile Mini, Inc.

Consolidated Statements of Operations
(Unaudited)
(in thousands except share and per share amounts)

	Three Months Ended March 31,

	Actual 2003	Pro Forma 2003	2002

Revenues:
Leasing	$29,704	$29,704	$25,088
Sales	3,860	3,860	4,079
Other	178	178	221

Total revenues	33,742	33,742	29,388

Costs and expenses:
Cost of sales	2,454	2,454	2,683
Leasing, selling and general expenses	19,108	19,108	14,791
Florida Litigation expense (1)	64	—	—
Depreciation and amortization	2,617	2,617	2,110

Total costs and expenses	24,243	24,179	19,584

Income from operations	9,499	9,563	9,804
Other income (expense):
Interest income	1	1	7
Interest expense	(3,216)	(3,216)	(2,427)
Debt restructuring expense	—	—	(1,300)

Income before provision for income taxes	6,284	6,348	6,084
Provision for income taxes	2,451	2,476	2,373

Net income	$3,833	$3,872	$3,711

Earnings per share:
Basic:	$0.27	$0.27	$0.26

Diluted:	$0.27	$0.27	$0.25

Weighted average number of common and common share equivalents outstanding:
Basic	14,294	14,294	14,227

Diluted	14,383	14,383	14,621

Number of shares outstanding	14,295	14,295	14,232

EBITDA	$12,117	$12,181	$11,921

(1)	Florida litigation expense represents the only non-GAAP measure excluded from operating results in presenting Pro Forma 2003 amounts and consists of legal and other costs expensed during the period related to the defense of the Florida litigation (Nuko Holdings I, LLC v. Mobile Mini) and related litigation discussed herein.

Mobile Mini, Inc. News Release	Page 6
May 6, 2003

Mobile Mini, Inc.

Balance Sheet Data
(in thousands, except for share amounts)

	March 31, 2003	December 31, 2002

	(Unaudited)	(Audited)
ASSETS
Cash	$362	$1,635
Receivables, net	15,263	16,234
Inventories	15,816	13,278
Portable storage unit least fleet, net	346,745	337,084
Property plant and equipment, net	34,168	34,103
Deposits and prepaid expenses	4,213	3,776
Other assets and intangibles, net	2,801	3,022
Goodwill	51,572	51,758

Total assets	$470,940	$460,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$7,043	$8,766
Accrued liabilities	17,145	18,914
Line of credit	218,946	211,098
Notes payable	1,699	2,044
Obligations under capital leases	69	80
Deferred income taxes	43,665	41,319

Total Liabilities	288,567	282,221

Commitments and contingencies
Stockholder’s equity:
Common Stock $.01 par value, 95,000,000 shares authorized, 14,292,714 and 14,294,814 issued and outstanding at December 31, 2002 and March 31, 2003, respectively	143	143
Additional paid-in capital	116,135	116,117
Retained earnings	70,216	66,383
Accumulated other comprehensive loss	(4,121)	(3,974)

Total stockholders’ equity	182,373	178,669

Total liabilities and stockholders’ equity	$470,940	$460,890

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CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		www.theequitygroup.com
(480) 894-6311
www.mobilemini.com